Exhibit 10.3

TECO ENERGY, INC.

1997 DIRECTOR EQUITY PLAN

Restricted Stock Agreement

TECO Energy, Inc. (the “Company”) and                          (the “Grantee”) have entered into this Restricted Stock Agreement (the “Agreement”) dated April 26, 2006 under the Company’s 1997 Director Equity Plan (the “Plan”). Capitalized terms not otherwise defined herein have the meanings given to them in the Plan.

1. Grant of Restricted Stock. Pursuant to the Plan and subject to the terms and conditions set forth in this Agreement, the Company hereby grants, issues and delivers to the Grantee 2,500 shares of its Common Stock (the “Restricted Stock”).

2. Restrictions on Stock. Until the restrictions terminate under Section 3, unless otherwise determined by the Board:

(a) the Restricted Stock may not be sold, assigned, pledged or transferred by the Grantee; and

(b) all shares of Restricted Stock will be forfeited and returned to the Company if the Grantee ceases to be a Director of the Company.

3. Termination of Restrictions. The restrictions on all shares of Restricted Stock will terminate on the earliest to occur of the following events:

(a) the Grantee’s death;

(d) upon a resignation from the Board under such circumstances that the Board determines in its sole discretion that the removal of restrictions is appropriate;

(e) upon a Change in Control. For purposes of this Agreement, a “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a Change in Control shall be deemed to have occurred if:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(2) during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (1), (3) or (4) of this Section 3(e)) whose election by the Board of Directors of the Company or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(3) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) acquires 30% or more of the combined voting power of the Company’s then outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(f) as to 833 shares, each of the first and second anniversary of the date of this Agreement, and as to 834 shares, the third anniversary of the date of this Agreement.

4. Rights as Shareholder. Subject to the restrictions and other limitations and conditions provided in this Agreement, the Grantee as owner of the Restricted Stock will have all the rights of a shareholder, including but not limited to the right to receive all dividends paid on, and the right to vote, such Restricted Stock.

5. Stock Certificates. Each certificate issued for shares of Restricted Stock will be registered in the name of the Grantee and deposited by the Grantee with the Company and will bear a legend in substantially the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER AND FORFEITURE PROVISIONS) CONTAINED IN AN AGREEMENT BETWEEN THE REGISTERED OWNER AND TECO ENERGY, INC. A COPY OF SUCH AGREEMENT WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Upon the termination of the restrictions imposed under this Agreement as to any shares of Restricted Stock deposited with the Company hereunder, the Company will return to the Grantee (or to such Grantee’s legal representative, beneficiary or heir) certificates, without such legend, for such shares.

6. Adjustment of Terms. In the event of corporate transactions affecting the Company’s outstanding Common Stock, the Board will equitably adjust the number and kind of shares subject to this Agreement to the extent provided by the Plan.

7. Notice of Election Under Section 83(b). If the Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, he or she will provide a copy thereof to the Company within thirty days of the filing of such election with the Internal Revenue Service.

8. The Board. Any determination by the Board under, or interpretation of the terms of, this Agreement or the Plan will be final and binding on the Grantee.

9. Limitation of Rights. The Grantee will have no right to be retained as a director of the Company by virtue of this grant of Restricted Stock.

10. Amendment. The Company may amend, modify or terminate this Agreement, including substituting another Award of the same or a different type and changing the date of realization, provided that the Grantee’s consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Grantee.

11. Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of Florida.

TECO ENERGY, INC.

By:
D. E. Schwartz
Secretary

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